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                                                               Exhibit (a)(1)(T)

                               STATE OF INDIANA

                       OFFICE OF THE SECRETARY OF STATE

                              SECURITIES DIVISION

IN THE MATTER OF:                                       CAUSE NO. 00-0226 CD

     GREGORY M. SHEPARD and
     AMERICAN UNION FINANCIAL CORPORATION

                           ADMINISTRATIVE COMPLAINT
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     Comes now, the Securities Division (hereinafter "Division") and for its
Administrative Complaint against Gregory M. Shepard and American Union Financial Corporation alleges and states the following:

     1. At all times material to this matter, Gregory M. Shepard (hereinafter "Shepard") was President and 50% owner of American Union Financial Corporation.

     2. At all times material to this matter, American Union Financial Corporation (hereinafter "American Union") was organized in the State of Illinois and a privately held Illinois corporation with a principal place of in Bloomington, Illinois.

     3. Meridian Insurance Group, Inc. (hereinafter "Meridian") is an Indiana corporation with its principal place of business at 3955 North Meridian Street, Indianapolis, Indiana 46202-1908.

     4.   Meridian has substantial assets in the State of Indiana.

     5. Meridian has in excess of seventy-five (75) shareholders of its common stock. Said common stock is listed on the New York Stock Exchange under the symbol MIGI.


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6.   In March 1999, Shepard issued a press release announcing that American
     Union had made a partial tender offer to purchase up to 4.82% or 350,000 shares of Common Stock of Meridian.

7. The partial tender offer commenced on April 2, 1999, and was to remain open until April 30, 1999.

8. During the time the tender offer was pending, Shepard, though American Union, purchased shares at various times on the open market of the Common Stock of Meridian for a total of 128,000 shares.

9. On or about September 20, 2000, the Securities and Exchange Commission entered a cease and desist order, by consent, against Shepard for purchasing shares of Meridian on the open market while his company, American Union, had an outstanding partial tender offer for Meridian shares.

10. Shepard and American Union failed to file the required takeover statement with the Division

11. Shepard and American Union are offerors pursuant to Ind. Code (S) 23-2-3.1-1 that defines offeror as "a person who makes or in any way participates in making a takeover offer....."

12. Meridian is a target company pursuant to Ind. Code (S) 23-2-3.1-1, which defines a target company as "an issuer of securities which is organized under the laws of this state, has its principal place of business in this state, and has substantial assets in this state....."

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13.  Pursuant to Ind. Code (S) 23-2-3.1-2, "[a] person shall not make a takeover offer unless the offer is in compliance with sections 3, 4, 5.5, 6.5, 7, and 8 of this chapter."

14.  Shepard and American Union are in violation of Ind. Code (S) 23-2-3.1-2.

15.  Shepard and American Union are in violation of Ind. Code (S) 23-2-3.1-3.

16.  Shepard and American Union are in violation of Ind. Code (S) 23-2-3.1-4.

17.  Shepard and American Union are in violation of Ind. Code (S) 23-2-3.1-5.

18. Ind. Code (S) 23-2-3.1-9(a) provides "[t]his chapter shall be administered by the secretary of state of Indiana by and through the commissioner, who may exercise all powers granted to him under IC 23-2-1 [Securities Regulation]."

19. Ind. Code (S) 23-2-3.1-10(a) provides [w]henever it appears to the commissioner that any person has engaged or is about to engage in any act or practice constituting a violation of any provision of this chapter or any regulation or order adopted under this chapter, the commissioner may investigate and issue orders and notices, including ex parte cease and desist orders without notice........

20.  Ind. Code (S) 23-2-3.1-0.5(a) and (b) provides that

          (a) The general assembly find that it is often difficult for corporate shareholders to obtain sufficient information to make an informed and timely decision when faced with the questions of accepting or rejecting a takeover offer. Moreover, there have emerged a number of practices which have resulted in shareholders of Indiana corporations losing the benefits of takeover offers because they lacked the sophistication and ability to secure those benefits. These practices have included multiple proration pools, two-step transactions a similar practices, and have resulted in relatively small shareholders losing both the advantages of the takeover offer and their equity positions in the corporation.

          (b) By enacting this chapter, it is the intent and purpose of the general assembly to provide for full and fair disclosure of all material information concerning takeover offers to shareholders of Indiana corporations, so that the opportunity of each shareholder to make an informed and well-reasoned investment decision may be secured. It is

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          also the purpose of the general assembly to protect shareholders of
          Indiana corporations from being disadvantaged by those practices described in subsection (a). Finally, it is the purpose of the general assembly to provide for adequate disclosure and that protection in a manner consistent with the Constitutions of the United States and of Indiana.

21. The actions and conduct by Shepard and American Union are contrary to and incongruent with the findings and intent of the General Assembly as outlined in the Indiana Business Take-Over Act.

22. That pursuant to Ind. Code (S) 23-2-1-17.1, the Commissioner may issue an cease and desist order and assess costs of investigation against any person who is engaged in or is about to engage in any act constituting a violation of the Indiana Securities Act, Ind. Code (S) 23-2-1.

23. That it is in the public interest Respondents be ordered to cease and desist from further violations of Ind. Code (S) 23-2-3.1.

24. That pursuant to Ind. Code (S) 23-2-1-19.5, the Commissioner may assess a civil penalty in the amount of Ten Thousand Dollars ($10,000) for each violation of the Act.

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WHEREFORE, the Division requests the Commissioner issue an order:

A. Directing all Respondents, including their officers, employees and agents to immediately CEASE and DESIST from further violations of Ind. Code (S) 23-2-3.1;

B. Directing all Respondents including their officers, employees and agents to comply with Ind. Code (S) 23-2-3.1 before proceeding with a takeover offer of shares of Meridian;

C. Imposing a civil penalty of Ten Thousand Dollars ($10,000) for each violation of Indiana Business Takeover Act; and,

D.   Granting all other just and proper relief.

                                        Respectfully submitted,



                                        /s/ Kathleen Guymon Blackham
                                        ------------------------------
                                        Kathleen Guymon Blackham
                                        Chief Deputy Commissioner
                                        Securities Division
                                        302 West Washington Street
                                        Room E-111
                                        Indianapolis, IN 46204
                                        (317) 232-6681

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